Exhibit 3.A

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 266

OF THE DELAWARE

GENERAL CORPORATION LAW

AND SECTION 18-214 OF THE

DELAWARE LIMITED LIABILITY COMPANY ACT

This Certificate of Conversion of Tennessee Gas Pipeline Company (the “Corporation”) effective on October 1, 2011, is being duly executed and filed by an authorized person of the Corporation to convert the Corporation to a Delaware limited liability company in accordance with Section 266 of the Delaware General Corporation Law (the “DGCL”) and Section 18-214 of the Delaware Limited Liability Company Act (the “DLLCA”).

1.	The name of the Corporation set forth in its original Certificate of Incorporation was:

Tennessee Gas Transmission Company

2.	The name of the Corporation immediately prior to filing this Certificate of Conversion was:

Tennessee Gas Pipeline Company

3.	The jurisdiction of the Corporation immediately prior to filing this Certificate of Conversion was:

Delaware

4.	The jurisdiction where the Corporation was first created is:

Delaware

5.	The date the Certificate of Incorporation of the Corporation was filed is:

June 9, 1947

6.	The name of the limited liability company (the “LLC”) as set forth in its Certificate of Formation is:

Tennessee Gas Pipeline Company, L.L.C.

7.	This conversion has been approved in accordance with the provisions of Section 266 of the DGCL and Section 18-214 of the DLLCA.

8.	This Certificate of Conversion shall be effective at 8:05 a.m. Eastern Time on October 1, 2011.

IN WITNESS WHEREOF, this Certificate of Conversion has been executed by an authorized person of the Corporation on the 29th day of September, 2011.

By:	/s/ Stacy J. James
Stacy J. James
Corporate Secretary

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